Exhibit 99.2

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

Conference call:	Today, Friday, March 9, 2007 at 11:00 a.m. EST
Webcast / Replay URL:	www.earnings.com The replay will be available on the
Internet for 90 days.
Dial-in number:	800/255-2466 (no pass code required)

Ballantyne Reports 2006 Operating Cash Flow of $4.9 Million
and 2006 EPS of $0.11 Per Share, Reflecting ($0.06 per share)
Non-Cash Charge for Impairment of Goodwill

- Strong Digital Systems to Complete Installation of
25 Digital Cinema Projection Systems -

OMAHA, Nebraska (March 9, 2007) Ballantyne of Omaha, Inc. (Amex: BTN), a motion picture projection, digital cinema and specialty lighting equipment and services provider, today reported financial results for the fourth quarter (Q4) and year ended December 31, 2006.  Ballantyne also announced that its Strong Technical Systems (STS) subsidiary has been awarded a contract to complete the integration and installation of 25 digital cinema projection systems.  STS was contracted for the installation by the entity providing the digital equipment.  The systems, which will be installed principally at two east coast theater chains, will also incorporate the REAL D 3-D cinema technology.

For the full year 2006 net revenues were $49.7 million compared to $53.9 million in 2005, principally reflecting an anticipated reduction in demand for film-based theater equipment related to the exhibition industry’s transition to the deployment of digital projection technology.  During the transition period, theater owners have continued with their theater build-out and renovation programs, much of which has included the installation of film-based equipment.  2006 net revenues also reflected the contribution of $2.9 million in revenues from Ballantyne’s Strong Technical Services subsidiary, acquired effective June 1, 2006.

Gross profit in 2006 declined to $10.8 million, or 21.8% of net revenues, from $14.9 million, or 27.7% of net revenues, in 2005.  The decline in gross profit principally reflects the impact of lower manufacturing throughput, the impact of lower margins from distribution revenues, the expensing of digital equipment which Ballantyne financed and only recognized revenues on the payments received, and expenses pertaining to digital projection equipment being used for testing and customer demonstrations.

Goodwill Impairment Charge

As a result of analysis conducted in its annual year-end review of goodwill pursuant to FAS 142, Ballantyne has recorded a pre-tax impairment charge of $1.25 million on a portion of the Company’s goodwill pertaining to a reporting unit within the Theatre segment.  The analysis took into consideration the ongoing transition taking place in the Company’s strategy and operations, moving from the manufacture of traditional film equipment to a business model focused on the distribution and service of digital projectors.

Accordingly, the Company has taken a fourth quarter and full-year 2006 non-cash charge amounting to $1.25 million, or $0.06 per diluted share after tax.  The effect of the charge has been to reduce 2006 reported net income and EPS and to create a net loss for the fourth quarter of 2006.

Pre-tax income in 2006 declined to $2.3 million compared to $6.8 million in 2005, principally reflecting lower gross profit margins, lower revenues and the impact of the goodwill impairment charge, offset to some degree by an increase in net interest income.  Net income in 2006 was $1.6 million, or $0.11 per diluted share, compared to net income of approximately $4.3 million, or $0.31 per diluted share, in 2005.  Per share results for 2006 and 2005 are based on a weighted average number of diluted shares outstanding of 14,018,682 and 13,852,899 respectively.

Q4 2006 net revenues declined to $12.4 million compared to $14.0 million in the year-ago fourth quarter.  Gross profit in Q4 2006 was $2.6 million, or 20.8% of net revenues, compared to Q4 2005’s gross profit of $3.8 million, or 26.8% of net revenues.  The decrease in the Q4 2006 gross profit margin primarily reflects those issues which affected the full year results.

Reflecting the impact of the $1.25 million non-cash charge discussed above, Ballantyne reported a net loss of $0.4 million, or ($0.03) per diluted share, in Q4 2006 compared to net income of $1.1 million, or $0.08 per diluted share, in Q4 2005.  Per share results for the fourth quarters of 2006 and 2005 are based on a weighted average number of diluted shares outstanding of 13,721,312 and 13,993,062 respectively.

For the full year 2006, Ballantyne generated cash flow from operations of $4.9 million and ended the year with a cash balance of $22.6 million.  The Company’s Board of Directors and management views this strong cash position as an important strategic asset of the Company that is best deployed through disciplined acquisition activity aimed at extending the Company’s product or service offerings within the theater exhibition or specialty lighting industries.

John P. Wilmers, President and Chief Executive Officer of Ballantyne, commented, “The past year was a period of substantial progress for Ballantyne as we positioned our Company to be a leading participant in the rollout of digital cinema technology.  We launched a new service and maintenance business to serve the industry’s growing installed base of digital projectors, an area where we see great opportunity and growth potential.  We also maintained our focus on serving our customers for conventional film projection and specialty lighting products.  2006 was also strong from a financial standpoint, as we generated significant operating cash flow, highlighting our financial disciplines as well as the strength of our industry position.  Despite the cash purchase of National Cinema Services Corp., during 2006 we were able add an additional $3 million in cash to our already strong balance sheet.  On a reported basis, our performance was somewhat masked by a Q4/year-end non-cash charge related to goodwill impairment within our traditional film projector manufacturing business.”

“During 2007 we anticipate our pace of digital cinema product sales to accelerate and are already off to a strong start in both our distribution and service businesses.  Yesterday, we announced the sale and planned installation by our team of 75 digital projection systems, and today we are announcing a contract for the installation of 25 additional systems for other customers.

“We are encouraged that the funding to finance this revolutionary technology change in our industry is progressing, and exhibitors are demonstrating increased commitment in deploying this technology.  The combination of our longstanding industry position, strong customer relationships, the strength of our digital product and service offering, and our strong cash position, put Ballantyne in what we believe is a very strong competitive position, at a very exciting time in our industry.”

About Ballantyne of Omaha

Ballantyne is a provider of motion picture projection, digital cinema projection and specialty lighting equipment and services.  The Company supplies major theater chains, top arenas, television and motion picture production studios, theme parks and architectural sites around the world.  For more information visit www.ballantyne-omaha.com.

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations.

-tables follow-

Ballantyne of Omaha, Inc. and Subsidiaries
Consolidated Statements of Operations
(unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005

Net revenues	$12,374,592	$14,043,297	$49,732,371	$53,856,997
Cost of revenues	9,806,531	10,275,752	38,906,691	38,951,626
Gross profit	2,568,061	3,767,545	10,825,680	14,905,371

Selling & administrative
Selling	824,976	776,312	2,982,893	2,831,706
Administrative	1,439,955	1,525,134	5,120,740	5,632,643
Goodwill impairment	1,250,534	—	1,250,534	—
Total selling & administrative	3,515,465	2,301,446	9,354,167	8,464,349

Gain on disposal of assets, net	—	467	37,546	9,171
Income (loss) from operations	(947,404)	1,466,566	1,509,059	6,450,193

Interest income	223,710	139,434	796,016	412,408
Interest expense	(5,534)	(5,026)	(45,652)	(30,939)
Other income (expense), net	68,533	(26,838)	40,101	(46,897)
Income (loss) before income taxes	(660,695)	1,574,136	2,299,524	6,784,765
Income tax expense (benefit)	(211,991)	497,459	731,332	2,475,868
Net (loss) income	$(448,704)	$1,076,677	$1,568,192	$4,308,897

Earnings (loss) per share
Basic	$(0.03)	$0.08	$0.12	$0.33
Diluted	$(0.03)	$0.08	$0.11	$0.31

Weighted average shares outstanding:
Basic	13,721,312	13,390,162	13,586,252	13,255,349
Diluted	13,721,312	13,993,062	14,018,682	13,852,899

Selected Balance Sheet Items:
(unaudited)

	Year Ended December 31,
	2006	2005
Cash and cash equivalents	$22,622,654	$19,628,348
Restricted Cash	611,391	-
Accounts receivable, net	7,468,533	7,821,085
Inventories, net	8,848,396	9,942,065
Current portion of long-term debt	14,609	27,761
Long-term debt	-	14,609
Accounts payable and accrued expenses	7,237,550	6,675,923
Total stockholders’ equity	$42,388,947	$39,997,505

Selected Cash Flow Statement Items:
(unaudited)

	Year Ended December 31,
	2006	2005
Net income	$1,568,192	$4,308,897
Depreciation and amortization	1,117,532	1,136,822
Goodwill impairment	1,250,534	—
Net cash provided by operating activities	4,869,045	5,547,776
Capital expenditures	(514,927)	(827,302)
Acquisition, Net of Cash Acquired	(1,508,258)	—
Net cash used in investing activities	(2,369,175)	(807,501)
Net cash provided by financing activities	494,436	856,089
Net increase in cash & cash equivalents	2,994,306	5,596,364
Cash & cash equivalents at beginning of year	19,628,348	14,031,984
Cash & cash equivalents at end of year	$22,622,654	$19,628,348

CONTACT:
Kevin Herrmann	David Collins, Ratula Roy
Chief Financial Officer	Jaffoni & Collins Incorporated
402/453-4444	212/835-8500; btn@jcir.com

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